Exhibit 10.3

EXECUTION VERSION

Employee Restricted Stock Agreement

This Employee Restricted Stock  Agreement, dated as of July 26, 2017 (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and the associate whose name appears on the signature page hereof and who is employed by the Company or one of its Subsidiaries (the “Associate”), is being entered into pursuant to the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).  The meaning of capitalized terms may be found in the Plan.  Reference is made to that certain Employment Agreement between the Company and the Associate, dated July 26, 2017 (the “Employment Agreement”).

The Company and the Associate hereby agree as follows:

Section 1.       Grant of Restricted Stock.  Subject to the terms of this Agreement, the Company hereby evidences and confirms, effective as of the date hereof, its grant to the Associate of the number of shares of Company Common Stock specified on the signature page hereof that are subject to the vesting restrictions specified in Section 2 below (the “Restricted Stock”).  This Agreement is entered into pursuant to, and the terms of the Restricted Stock are subject to, the terms of the Plan.  If there is any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 2.       Vesting and Forfeiture.

(a)       Based on Continued Employment.  The Associate’s Restricted Stock shall vest in full on the first anniversary of the Grant Date, subject to the Associate’s continued employment with the Company or any Subsidiary through such date (the “Vesting Date”).

(b)Discretionary Acceleration.  The Administrator, in its sole discretion, may accelerate the vesting of all or a portion of the Restricted Stock at any time and from time to time.

(c)       Effect of Termination of Employment.  Upon a  termination of the Associate’s employment with the Company and its Subsidiaries for any reason (whether initiated by the Company or by the Associate), any unvested Restricted Stock shall be forfeited, provided that upon a termination of the Associate’s employment by the Company without Cause (as defined in the Employment Agreement), a resignation by the Associate for Good Reason (as defined in the Employment Agreement) or a termination of the Associate’s employment by reason of death or Disability (as defined in the Employment Agreement), subject to the Associate’s satisfaction of his obligations under Section 6(g) of the Employment Agreement, the Restricted Stock shall vest in full as of the date of such termination.

(d)       Change in Control.

(i)Vesting and Cancellation.  Except as otherwise provided in Section 2(d)(ii), in the event of a Change in Control, any then unvested Restricted Stock shall be canceled in exchange for a payment having a value equal to the

(x) the product of the Change in Control Price, multiplied by (y) the aggregate number of shares of Restricted Stock outstanding immediately prior to the Change in Control, to be paid as soon as reasonably practicable, but in no event later than 30 days following the Change in Control.

(ii)Alternative Award. Notwithstanding Section 2(d)(i), no cancellation, termination, or settlement or other payment shall occur with respect to any Restricted Stock if the Administrator reasonably determines prior to the Change in Control that the Associate shall receive an Alternative Award meeting the requirements of the Plan; provided,  however, that if Section 2(d)(i) becomes operative, but if the Associate is terminated without Cause or resigns with Good Reason, and such termination occurs between the date a definitive agreement is signed by the Company contemplating transactions which, if consummated, would result in a Change in Control and the date that is twenty-four (24) months following the Change in Control, all then outstanding unvested Restricted Stock, if any, shall become immediately vested and exercisable.

Section 3.       Dividend Equivalents.   If the Company pays any cash dividend or similar cash distribution on the Company Common Stock, the Company shall credit to an account established for the benefit of the Associate’s an amount equal to the product of (x) the number of shares of the Associate’s Restricted Stock as of the record date for such distribution times (y) the per share amount of such dividend or similar cash distribution on Company Common Stock.  Any cash amounts credited to the Associate’s account shall be subject to the same restrictions as apply to the Restricted Stock and shall be paid to the Associate if and when the related Vesting Date occurs.  If the Company makes any dividend or other distribution on the Company Common Stock in the form of Company Common Stock or other securities, the Company will credit the Associate’s account with that number of additional shares of Company Common Stock or other securities that would have been distributed with respect to that number of shares of Company Common Stock underlying the Associate’s Restricted Stock as of the record date thereof.  Any such additional shares of Company Common Stock or other securities shall be subject to the same restrictions as apply to the Restricted Stock and shall be paid to the Associate if and when the related Vesting Date occurs.

Section 4.       Vesting.  Subject to Section 6(a), promptly following the date on which a Restricted Stock becomes vested on the Vesting Date, the Company shall deliver to the Associate, without payment, all shares of then-vested Restricted Stock.

Section 5.       Restriction on Transfer; Non-Transferability of Restricted Stock.  The Restricted Stock is not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise).  Any purported transfer in violation of this Section 5 shall be void ab initio.

Section 6.       Miscellaneous.

(a)Withholding.  The Company or one of its Subsidiaries shall require the Associate to remit to the Company an amount in cash sufficient to satisfy any applicable Withholding Taxes that may arise in connection with the vesting of the Restricted Stock and the related delivery of the Shares to the Associate, in accordance with Section 15.11 of the Plan.  Notwithstanding the preceding sentence, if the Associate elects not to remit cash in respect of such obligations and a facility is not available to the Associate by which the Associate may sell a number of Shares in the public market to satisfy such obligations, the Company shall retain a number of Shares of the Restricted Stock then vesting that have an aggregate Fair Market Value as of the Vesting Date equal to the amount of such taxes required to be withheld (and the Associate shall thereupon be deemed to have satisfied his or her obligations under this Section 6(a)); provided that the number of Shares retained shall not be in excess of the minimum amount required to satisfy the statutory withholding tax obligations (it being understood that the value of any fractional share of Company Common Stock shall be paid in cash);  and provided,  further,  however, that if at the time the Restricted Stock becomes vested, the Associate is prohibited from trading or otherwise selling Shares due to the application of any trading policy of the Company or applicable law, then, notwithstanding the foregoing, the Company shall withhold Shares that would otherwise be issued to the Associate pursuant to Section 4  above to satisfy the Withholding Taxes, in accordance with the provisions of Section 15.11 that apply to such net settlement of Withholding Taxes.  The number of Shares to be issued shall thereupon be reduced by the number of Shares so retained.

(b)Incorporation of Forfeiture Provisions.  The Associate acknowledges and agrees that, pursuant to the Plan, he or she shall be subject to the Company’s Clawback Policy and any generally applicable disgorgement or forfeiture provisions set forth in Article XIII of the Plan as of the date of this Agreement or as required by applicable law after the date of this Agreement.

(c)Restrictive Covenants.  In consideration of the grant of the Restricted Stock, during the Associate’s employment with the Company and its Subsidiaries (the “Company Group”) and for a period of twenty-four (24) months following the termination of the Associate’s employment (whether such termination is initiated by the Associate or the Associate’s employer), the Associate shall be subject to the restrictive covenants set forth in Section 7 of the Employment Agreement.

(d)Dispute Resolution.  Any dispute or controversy between Associate and the Company, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be resolved in with the dispute resolution provisions set forth in the Employment Agreement.

(e)Authorization to Share Personal Data.  The Associate authorizes any Affiliate of the Company that employs the Associate or that otherwise has or lawfully obtains personal data relating to the Associate to divulge such personal data to the Company if and to the extent appropriate in connection with this Agreement or the administration of the Plan.

(f)No Rights as Stockholder; No Voting Rights.  The Associate shall have no rights as a stockholder of the Company with respect to any Restricted Stock until the vesting of the Shares.

(g)No Right to Continued Employment.  Nothing in this Agreement shall be deemed to confer on the Associate any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(h)Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(i)Waiver; Amendment.

(i)Waiver.   Any party hereto or beneficiary hereof may by written notice to the other parties (A) extend the time for the performance of any of the obligations or other actions of the other parties under this Agreement, (B) waive compliance with any of the conditions or covenants of the other parties contained in this Agreement and (C) waive or modify performance of any of the obligations of the other parties under this Agreement.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party or beneficiary, shall be deemed to constitute a waiver by the party or beneficiary taking such action of compliance with any representations, warranties, covenants or agreements contained herein.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.

(ii)Amendment.  This Award Agreement may not be amended, modified or supplemented, except (i) by a written instrument executed by the Associate and the Company or (ii) as authorized under the Plan (including under Section 4.3 of the Plan).

(j)Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company or the Associate without the prior written consent of the other.

(k)Applicable Law and Forum.  This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.  Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

(l)Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(m)Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Company and the Associate have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:		/s/ James T. Lucke
	Name:	James T. Lucke
	Title:	Senior Vice President, General Counsel and Secretary

ASSOCIATE:

/s/ Nikhil M. Varty
	Name:	Nikhil M. Varty

Total Number of Shares
of Company Common Stock
Which Have Been Granted
Pursuant Hereto:

11,854

[Signature Page to Restricted Stock Agreement]